State of Florida
Department of State

I certify from the records of this office that SUNCOAST NUTRICEUTICALS, INC. is a corporation organized under the laws of Delaware, authorized to transact business in the State of Florida, qualified on August 31, 2005.

The document number of this corporation is F05000005208.

I further certify that said corporation has paid all fees due this office through December 31, 2008, that its most recent annual report was filed on April 6, 2008, and its status is active.

I further certify that said corporation has not filed a Certificate of Withdrawal.

I further certify that said corporation has not filed a Certificate of Withdrawal.

Given under my hand and the Great Seal of Florida, at Tallahassee, the Capital, this the Nineteenth day of May, 2008

Secretary of State

Authentication ID: **200129814012-051908-F05000005208**

To authenticate this certificate,visit the following site, enter this ID, and then follow the instructions displayed.

https://efile.sunbiz.org/certauthver.html